Reading International Announces 1st Quarter 2006
Results
•	Revenue from continuing operations was up 1.6% over the 2005 quarter, to $25.9 million
Los Angeles, California, — (PR NEWSWIRE) –May 10, 2006 – Reading International, Inc. (AMEX: RDI) announced today results for its quarter ended March 31, 2006.
First Quarter 2006 Highlights
Our quarter to quarter results of operation were principally impacted by the following:
•	The sale effective June 8, 2005 of our Puerto Rican cinema operations;

•	The sale effective May 17, 2005 of our Glendale, California office building, our only commercial domestic property with no entertainment component;

•	The acquisition on June 1, 2005 and September 19, 2005 of the various real property interests underlying our leasehold interest in our Cinemas 1, 2 & 3 cinema;

•	The opening in the fourth quarter of 2005 and the occupancy of the majority of tenancies during first quarter of 2006 of our Newmarket Shopping Center, an approximately 100,000 square foot retail center in a suburb of Brisbane, Australia;

•	The opening on October 20, 2005, and the acquisition effective February 23, 2006, of cinemas in a suburb of Adelaide, Australia and Queenstown, New Zealand;

•	The reduction in the value of the Australian and New Zealand dollars vis-à-vis the US dollar from $0.7729 and $0.7126, respectively, as of March 31, 2005 to $0.7165 and $0.6164, respectively, as of March 31, 2006;

•	Revenue, despite negative currency effects, grew by 1.6% to $25.9 million compared to the 2005 quarter of $25.5 million; and

•	EBITDA (1) at $2.2 million for the 2006 quarter was down 5.3% from the $2.3 million in the 2005 quarter.

(1)	The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization. EBITDA is presented solely as a supplemental disclosure as we believe it to be a relevant and useful measure to compare operating results among our properties and competitors, as well as a measurement tool for evaluation of operating personnel. EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles (“GAAP”). EBITDA should not be considered in isolation from, or as a substitute for, net loss, operating loss or cash flows from operations determined in accordance with GAAP. Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies. See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

First Quarter 2006 Discussion
     Revenue from continuing operations increased from $25.5 million in the 2005 quarter to $25.9 million in 2006, a 1.6% increase. The cinema revenue increase of $0.6 million was predominantly due to Australia ($1.0 million higher than last year) offset by lower revenues in the US and a flat New Zealand. The top 3 grossing films in our circuit worldwide were “The Chronicles of Narnia: The Lion, The Witch and The Wardrobe”, “Walk the Line” and “King Kong” which between them accounted for approximately 25% of our cinema box office revenue. The slight reduction in real estate revenue was predominantly in the US, which was down by approximately $266,000 due primarily to decreases in our live theater income from the 2005 quarter.
     As a percent of revenue, operating expense, at 75.5% in the 2006 quarter was basically flat with the 2005 quarter. The primary driver for this was continued expense control in all geographic locations.
     General and administrative expense decreased by $380,000 or 10.1%, from $3.7 million to $3.4 million in the 2006 quarter. This change was primarily due to our purchase of the Cinemas 1, 2, 3 which decreased the amount of rent paid to related parties coupled with a decrease in our legal expenses in the 2006 quarter compared to the 2005 quarter.
     The other significant drivers that affected the 2006 quarter compared to the 2005 quarter were:
•	the increase in net interest expense. Net interest expense increased by $918,000 primarily related to a higher outstanding loan balance in Australia and due to the effective completion of construction of our Newmarket Shopping Centre in December 2005 (at which point we ceased to capitalize interest expense on our $21.7 million construction loan), as well as a decrease in interest expense adjustment in the 2006 quarter related to the mark-to-market adjustment of our interest rate swaps compared to the adjustment for the same period in 2005; and

•	the increase in other expense. Other expense increased by $888,000 primarily due to a $1.1 million mark-to-market charge relating to the Sutton Hill Capital LLC option (SHC Option) to acquire a 25% non-managing membership interest in the limited liability company in which we hold our fee interest in our Cinemas 1, 2 & 3 property. Together with the booking of a $342,000 reserve with respect to a union pension funding shortfall alleged by the Union representing certain of our cinema employees to have been triggered by our decreasing reliance upon union employees. We believe that the estimated amount of our obligation to the Union for the pension plan is in question and disputable. For this reason, we intend to discuss further the matter with the Union. However, to reflect the Union’s asserted assessment at this time, we have recorded the $342,000 liability in our other liabilities as of March 31, 2006.
     As a result of the above, we reported a net loss of $3.2 million for the 2006 quarter compared to a net loss of $2.4 million in the 2005 quarter.
     Our EBITDA (1) at $2.2 million for the 2006 quarter was $123,000 lower than the 2005 quarter of $2.3 million, predominantly driven by better operating margins (helped in great part by the sale of the Puerto Rico circuit) and reduced general and administrative expense, offset by $1.44 million in charges relating to the mark-to-market charge for the SHC Option and the reserve for a possible pension funding liability.

Balance Sheet
     Our total assets at March 31, 2006 were $242.2 million compared to $253.1 million at December 31, 2005. The currency exchange rates for Australia and New Zealand as of March 31, 2006 were $0.7165 and $0.6164, respectively, and as of December 31, 2005, these rates were $0.7342 and $0.6845, respectively. As a result, currency had a negative impact on the balance sheet at March 31, 2006 compared to December 31, 2005.
     Our cash position at March 31, 2006 was $4.6 million compared to $8.5 million at December 31, 2005. The majority of the $3.9 million change related to cash invested in plant, equipment and real estate. In addition, at the present time we have approximately $13.8 million in undrawn funds under our Australian Corporate Credit Facility. Accordingly, we believe that we have sufficient borrowing capacity under our corporate facility from our Australian bank, to meet our anticipated short-term working capital requirements. Our negative working capital at $15.5 million compares to $14.3 million at December 31, 2005. Negative working capital is typical in the cinema industry, due to the lag time between the collection of box office and concession receipts and the payment of film distributors and vendors.
     Requiring estimated funding of approximately $500.0 million, our development in Burwood, Australia will clearly not be funded from normal working capital even in a phased approach. We have approached several financing sources who have already given a high-level, favorable response to this funding. However, we continue to investigate all options available to us including debt financing, equity financing, and joint venture partnering to achieve the optimal financing structure for this most significant development.
     Stockholders’ equity was $92.1 million at March 31, 2006 compared to $99.4 at December 31, 2005.
Real Estate Update
     205-209 East 57th Street Associates, LLC — During the first quarter of 2005, we increased our investment by $719,000 to $3.2 million in the 205-209 East 57th Street Associates, LLC (“57th Street Associates”). The increase in investment was done to maintain our 25% equity ownership in the joint venture, in light of certain higher than initially budgeted construction costs. Construction is currently anticipated to be complete by mid-2006, and condominium units in the project are currently being offered for sale. The managing member of 57th Street Associates reports that it now has under contract 61 out of 67 units, at an average selling price of $1,321 per square foot an increase of $221 per square foot (20.1%) from the project’s budget. We currently anticipate that construction will be completed and the sale of individual condominium units closed, during the second quarter of 2006.
     Newmarket Shopping Centre – On November 28, 2005, we opened the initial retail elements of our Newmarket ETRC, an approximately 100,000 square foot retail facility situated on an approximately 177,500 square foot parcel in Newmarket, a suburb of Brisbane. The remaining tenants took-up their occupancy during the first quarter of 2006. We are currently in the planning phase relating to stage two of this entertainment themed retail centre (or “ETRC”) which is to include a 6 screen cinema complex. The design for the anticipated 33,067 square foot cinema component is currently before the Newmarket City Council for approval.

Subsequent Event
     Effective April 1, 2006, we purchased the 50% share that we did not already own of the Palms Cinema located in Christchurch, New Zealand for cash of $2.5 million (NZ$4.1 million) and the proportionate share of assumed debt which amounted to $949,000 (NZ$1.5 million). This 8-screen, leasehold cinema had previously been included in our Berkeley Cinemas Joint Venture investment and was not previously consolidated for accounting purposes. The purchase price represented a multiple of 6.3 times trailing 12 months theater cash flow.
About Reading International, Inc.
     Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets. Our business consists primarily of:
•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•	the development, ownership and operation of retail and commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the
o	Reading brand,

o	Angelika Film Center brand (http://angelikafilmcenter.com/), and

o	City Cinemas brand (http://citycinemas.moviefone.com/);
•	in Australia, under the Reading brand (http://www.readingcinemas.com.au/);

•	in New Zealand, under the
o	Reading (http://www.readingcinemas.co.nz),

o	Rialto (http://www.rialto.co.nz), and

o	Berkeley Cinemas (http://www.berkeleycinemas.co.nz/) brands.
     Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995. Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared. No guarantees can be given that our expectation will in fact be realized, in whole or in part. You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.
     These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties. However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team. Individual Board members and individual members of our management team may have different view as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

     Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:
•	With respect to our cinema operations:
o	The number and attractiveness to movie goers of the films released in future periods;

o	The amount of money spent by film distributors to promote their motion pictures;

o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

o	The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o	The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD and VHS rentals and sales, and so called “movies on demand;”
•	With respect to our real estate development and operation activities:
o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

o	The availability and cost of labor and materials;

o	Competition for development sites and tenants; and

o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;
•	With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:
o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

o	The relative values of the currency used in the countries in which we operate;

o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;

o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

o	Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

o	Changes in applicable accounting policies and practices.
     The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.
     Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, it naturally follows that no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct. Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.
     Finally, please understand that we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law. Accordingly, you should always note the date to which our forward-looking statements speak.
     Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.” In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.
For more information, contact:
Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc. (213) 235 2240
[TABLES FOLLOW]

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net Loss (Unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,
Statements of Operations	2006	2005
Revenue	$25,937	$25,524
Operating expense
Cinema/real estate	19,587	19,201
Depreciation and amortization	3,240	3,163
General and administrative	3,367	3,747

Operating loss	(257)	(587)

Interest expense, net	(1,784)	(866)
Other income (expense)	(689)	133
Loss from discontinued operations	—	(713)
Income tax expense	(337)	(233)
Minority interest expense	(80)	(137)

Net loss	$(3,147)	$(2,403)

Basic loss per share	$(0.14)	$(0.11)

Diluted loss per share	$(0.14)	$(0.11)

EBITDA*	2,214	2,337

EBITDA* change	(123)

*	EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).
Reconciliation of EBITDA to the net loss is presented below:

	Three Months Ended
	March 31,
	2006	2005
Net loss	$(3,147)	$(2,403)
Add: Interest expense, net	1,784	866
Add: Income tax provision	337	233
Add: Depreciation and amortization	3,240	3,163
Add: EBITDA adjustment for discontinued operations	—	478

EBITDA	$2,214	$2,337

Reading International, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(U.S. dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2006	2005

Revenue

Cinema	$22,509	$21,916
Real estate	3,428	3,608

	25,937	25,524

Operating expense
Cinema	17,876	17,593
Real estate	1,711	1,608
Depreciation and amortization	3,240	3,163
General and administrative	3,367	3,747

	26,194	26,111

Operating loss	(257)	(587)

Non-operating income (expense)
Interest income	61	73
Interest expense	(1,845)	(939)
Other expense	(1,156)	(271)

Loss before minority interest expense, discontinued operations, income tax expense, and equity earnings of unconsolidated joint ventures	(3,197)	(1,724)
Minority interest expense	80	137

Loss from continuing operations	(3,277)	(1,861)

Loss from discontinued operations	—	(713)

Loss before income tax expense and equity earnings of unconsolidated joint ventures	(3,277)	(2,574)
Income tax expense	337	233

Loss before equity earnings of unconsolidated joint ventures	(3,614)	(2,807)
Equity earnings of unconsolidated joint ventures	467	404

Net loss	$(3,147)	$(2,403)

Loss per common share – basic:
Loss from continuing operations	$(0.14)	$(0.08)
Loss from discontinued operations, net	—	(0.03)

Basic loss per share	$(0.14)	$(0.11)

Weighted average number of shares outstanding – basic	22,450,007	22,006,839

Loss per common share – diluted:
Loss from continuing operations	$(0.14)	$(0.08)
Loss from discontinued operations, net	—	(0.03)

Diluted loss per share	$(0.14)	$(0.11)

Weighted average number of shares outstanding – diluted	22,450,007	22,006,839

Reading International, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(U.S. dollars in thousands)

	March 31,	December 31,
	2006	2005

ASSETS
Current Assets:
Cash and cash equivalents	$4,635	$8,548
Receivables	3,317	5,272
Inventory	406	468
Investment in marketable securities	579	401
Prepaid and other current assets	2,595	996

Total current assets	11,532	15,685
Property held for development	6,723	6,889
Property under development	22,697	23,069
Property & equipment, net	162,729	167,389
Investment in unconsolidated joint ventures	13,375	14,025
Capitalized leasing costs	14	15
Goodwill	14,326	14,653
Intangible assets, net	8,544	8,788
Other assets	2,248	2,544

Total assets	$242,188	$253,057

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$12,246	$13,538
Film rent payable	3,477	4,580
Notes payable – current portion	1,529	1,776
Income taxes payable	7,601	7,504
Deferred current revenue	2,014	2,319
Other current liabilities	188	250

Total current liabilities	27,055	29,967
Notes payable – long-term portion	90,651	93,544
Notes payable to related parties	14,000	14,000
Deferred non-current revenue	594	554
Other liabilities	14,939	12,509

Total liabilities	147,239	150,574

Commitments and contingencies	—	—
Minority interest in consolidated affiliates	2,866	3,079
Stockholders’ equity:
Class A Nonvoting Common Stock, par value $0.01, 100,000,000 shares authorized, 35,495,729 issued and 20,918,505 outstanding at March 31, 2006 and 35,468,733 issued and 20,990,458 outstanding at December 31, 2005	215	215
Class B Voting Common Stock, par value $0.01, 20,000,000 shares authorized and 1,495,490 issued and outstanding at March 31, 2006 and December 31, 2005	15	15
Nonvoting Preferred Stock, par value $0.01, 12,000 shares authorized and no outstanding shares	—	—
Additional paid-in capital	128,135	128,028
Accumulated deficit	(57,061)	(53,914)
Treasury shares	(4,307)	(3,515)
Accumulated other comprehensive income	25,086	28,575

Total stockholders’ equity	92,083	99,404

Total liabilities and stockholders’ equity	$242,188	$253,057